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[EquiTrust letterhead]





                                 April 24, 2001

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Gentlemen,

With reference to the Registration Statements on Form S-6 filed by EquiTrust Life Insurance Company ("Company") and its EquiTrust Life Variable Account with the Securities and Exchange Commission covering certain variable universal life insurance policies, I have examined such documents and such law as I considered necessary and appropriate, and on the basis of such examinations, it is my opinion that:

(1) The Company is duly organized and validly existing under the laws of the State of Iowa.

(2) The variable universal life policies, when issued as contemplated by the said Form S-6 Registration Statement will constitute legal, validly issued and binding obligations of EquiTrust Life Insurance Company.

I hereby consent to the filing of this opinion as an exhibit to the said Form S-6 Registration Statement and to the reference to my name under the caption "Legal Matters" in the Prospectus contained in the said Registration Statement. In giving this consent, I am not admitting that I am in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

                                Very truly yours,

                                /s/ Stephen M. Morain

                                Stephen M. Morain
                                Senior Vice President
                                       & General Counsel